Exhibit 99.1

Exactus Inc. Announces Entry into Hemp CBD Market
Enters into Supply and Development Agreement with Ceed2Med, LLC

Exactus Inc. (OTCQB: EXDI) is pleased to announce its entrance into the CBD market in conjunction with Ceed2Med, LLC’s (“C2M”) acquisition of a controlling ownership interest in Exactus, Inc. and a Master Product Development and Supply Agreement with Ceed2Med, LLC for hemp-based Cannabidiol (“CBD”) products with full genetic traceability. C2M operates and manufactures at cGMP facilities and processes raw material through a number of facilities in order to produce phyto-cannabinoid rich ingredients, including isolates, distillates, water soluble, and proprietary formulations. Exactus has a number of hemp-based CBD products in the pipeline and expects to offer tinctures, edibles, capsules, topical solutions and animal health products manufactured by C2M commencing the first quarter of 2019. C2M has committed 2,500 kilograms annually to Exactus. The founders of C2M established their first CBD business in 2014 and are leaders in CBD innovation.

In December 2018, President Trump signed the $867 billion Farm Bill which recharacterized hemp to the lowest-level listed drug (schedule 5). This clarified that mass hemp production in the United States is federally lawful, as is its transportation across state lines. Hemp is defined in the United States as cannabis with less than 0.3% Tetrahydrocannabinol (“THC”). CBD, a non-psychoactive cannabinoid found in cannabis, has had a surge in popularity over the past several years based on a wide range of potential health benefits and uses.

Philip Young, CEO of Exactus said “We are thrilled to have such a highly respected partner as we create a new business model in the hemp marketplace. By applying the highest standards, from the initial seed selection all the way through the production and distribution of the commercial product, we plan to be a leader in quality, innovation and commercialization.” Young further commented, “This quality will be evident and part of every product line we produce, whether it is for our proprietary product line or for other commercial partners who want to access our product development pathway.”

Emiliano Ailo, Co-Founder of Ceed2Med added, “Partnering with Exactus is an exciting opportunity for our company. It is an honor to work with a company that has the same commitment to quality and a desire to lead the hemp marketplace with the highest standards. We believe our scientific commitment from seed selection, through cultivation, harvesting and manufacturing, combined with our innovative seed-to-sale traceability is setting the standard in the hemp market and ensures premium pricing and higher product safety over others”

For information about our products and availability please call 804-205-5036 or email, cbd@exactusinc.com.

About Exactus:

Exactus, Inc.is a healthcare company pursuing opportunities in two distinct business segments, Hemp derived, THC free CBD and point of care diagnostics.

Forward Looking Statements:

This press release includes forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties include, but are not limited to, the impact of competitive firms, the ability to meet regulatory requirements, the ability to manage growth, the ability to acquire and retain clientele, acquisitions of technology, equipment, or human resources, the ability to access new capital, the effect of economic business conditions, and the ability to attract and retain skilled personnel. We are not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

For more information:

Company Contacts:

Corporate Communications Contact:
Tim Ryan, EVP, Director
tryan@exactusinc.com
646.342.6199

Philip J. Young, Chairman and CEO
pyoung@exactusinc.com